Exhibit 5.1

May 6, 2020

Koppers Holdings Inc.

436 Seventh Avenue

Pittsburgh, Pennsylvania 15219

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Koppers Holdings Inc., a Pennsylvania corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof for the registration under the Securities Act of the offer and sale of an aggregate of 2,146,963 shares of the Company’s common stock, par value $0.01 per share (collectively, the “Shares”), which Shares may be issued from time to time in connection with, and pursuant to the terms of, the Koppers Holdings Inc. 2020 Long Term Incentive Plan (the “2020 Plan”).

In connection with rendering the opinions set forth below, we have examined (i) the 2020 Plan; (ii) the Registration Statement, including the exhibits filed therewith; (iii) the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”); (iv) the Company’s Second Amended and Restated Bylaws (the “Bylaws”); and (v) resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) which the authorize the 2020 Plan and authorize and provide for the filing of the Registration Statement. We have made such other investigation as we have deemed appropriate. We also have examined and relied upon certificates of public officials.

For the purposes of this opinion letter, we have assumed that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures on each such document are genuine. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of the foregoing assumptions or any other assumptions set forth in this opinion letter.

The opinions expressed in this opinion letter are limited to the law of the Commonwealth of Pennsylvania. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (i) any other laws; (ii) the laws of any other jurisdiction; or (iii) the law of any county, municipality or other political subdivision or local governmental agency or authority.

K&L GATES LLP

K&L GATES CENTER    210 SIXTH AVENUE    PITTSBURGH    PA 15222-2613

T +1 412 355 6500 F +1 412 355 6501 klgates.com

Koppers Holdings Inc.

May 6, 2020

Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that the Shares have been duly and validly authorized and reserved for issuance and that the Shares, when issued in accordance with the terms of the 2020 Plan and following receipt by the Company of any applicable consideration to be paid therefor, will be validly issued, fully paid and nonassessable.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert”, as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP